EXHIBIT 99.2

INFINITE GROUP, INC.

COMPENSATION COMMITTEE CHARTER

Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Infinite Group, Inc. (the “Company”) shall provide assistance to, and discharge certain responsibilities of, the Board in overseeing the design and administration of the Company’s executive and director compensation programs, ensuring that the Company’s officers, management team and directors are compensated in furtherance of the Company’s overall compensation objectives, evaluating the performance of the management team, and overseeing succession planning for the management team.

Membership

The Committee shall be composed of at least two members of the Board. Except as otherwise permitted by the applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”), each member of the Committee shall satisfy the independence and experience requirements set forth in the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and Nasdaq. In addition, each member of the Committee shall be a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The members of the Committee shall be appointed by the Board. Any vacancies on the Committee shall be filled by the Board. The Board may remove any member or all members of the Committee at any time, with or without cause. Unless a chairperson of the Committee (the “Chair”) is appointed by the full Board, the members of the Committee may designate a Chair by a majority vote of the members of the Committee.

Meetings and Administration

The Committee shall meet at least annually and as frequently as circumstances dictate, or if requested by the Chair or any other members of the Committee from time to time. In addition, the Committee may meet separately with management of the Company, outside legal counsel, and/or outside advisors as the Committee deems appropriate.

The Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meeting and to provide such pertinent information as the Committee may request.

Authority, Duties and Responsibilities

In carrying out its responsibilities hereunder, the Committee’s policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the compensation practices of the Company are in accordance with all current requirements and are of the highest quality.

In carrying out these responsibilities, the Committee shall:

1.	Compensation Philosophy. Develop, approve, review, and oversee the Company’s compensation philosophy and policies.

2.

Executive Officer Compensation. Review, monitor, administer, and approve the annual salary, bonuses and other compensation and benefits, direct and indirect, of the Company’s Chief Executive Officer and all other officers required to file reports under Section 16(a) of the Exchange Act (the “Executive Officers”), provided that the Chief Executive Officer is not present during voting or deliberations about their compensation.

3.

Incentive Compensation Plans. Establish incentive compensation plans for the Executive Officers, make any determinations required to be made by the Board or a committee of the Board under such plans and review and approve corporate and other goals and objectives relevant to the compensation of the Executive Officers;

4.

Performance Evaluations. Evaluate Executive Officer performance in light of the Company’s goals and objectives and determine and approve the Executive Officers’ compensation levels based on this evaluation;

5.

Employment and Other Agreements. Review and approve the terms of offer letters, employment agreements, severance agreements, change-in-control agreements, indemnification agreements and other material agreements between the Company and the Executive Officers;

6.

Compensation Policies, Programs and Plans. Administer and periodically review and approve or make recommendations to the Board concerning the compensation and human resources policies, programs and plans of the Company, including management development and succession plans and the Company’s stock option and other incentive plans;

7.	Director Compensation. Review and approve director compensation to align directors’ interests with the long-term interests of the Company’s stockholders;

8.

Compensation Committee Report. If applicable, on an annual basis, prepare a Compensation Committee Report, as required by Item 407(e)(5) of Regulation S-K, for inclusion in the Company’s annual proxy statement and/or its Annual Report on Form 10-K. This report shall include the information required by applicable laws, regulations and listing standards;

9.

Compensation Discussion and Analysis. If applicable, on an annual basis, review and discuss with management of the Company the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K and, if appropriate, recommend to the Board that the “Compensation Discussion and Analysis” be included in the Company’s annual proxy statement and/or its Annual Report on Form 10-K;

10.

Say on Pay. If applicable, take into consideration the advisory stockholder vote on executive compensation required by the Exchange Act and the applicable rules of SEC (the “Say on Pay Vote”), from past annual meetings of stockholders of the Company as part of the Committee’s review and determinations concerning Executive Officer compensation and benefits and in connection with its review, consideration and recommendation of the “Compensation Discussion and Analysis” required to be included in the Company’s annual proxy statement or Annual Report on Form 10-K;

11.

Say on Frequency. If applicable, determine and recommend to the Board a desired frequency for Say on Pay Votes to be proposed to the Company’s stockholders at the annual meeting of stockholders of the Company at least once every six years and in accordance with applicable laws, regulations and listing standards, and taking into consideration prior stockholder votes;

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12.

Risk Management. On an annual basis, review and evaluate the Company’s policies and practices in compensating employees, including non-Executive Officers, as they relate to risk management practices and risk-taking incentives;

13.	Reports to Board. Make regular reports to the Board, which reports shall include a description of all significant actions taken or matters discussed by the Committee at the meeting;

14.	Records. Keep written minutes of its meetings, which minutes shall be provided to the Board and maintained with the books and records of the Company;

15.	Charter. Annually, or more often as it deems appropriate, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval; and

16.

Other Activities. Perform any other activities consistent with this Charter, the Company’s Bylaws and other applicable laws and regulations as the Committee or the Board deems necessary or appropriate.

Advisors

The Committee shall have the authority to retain one or more compensation consultants as it deems appropriate, in its sole discretion, to assist in the performance of its duties. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Committee shall have sole authority to approve the fees and other retention terms of the compensation consultant, legal counsel or other advisor and to terminate the engagement of the compensation consultant, legal counsel or other advisor. The Company shall provide appropriate funding, as determined by the Committee, for payment of applicable fees and expenses of the Committee’s compensation consultant, legal counsel or other advisors. The Committee shall review annually the fees paid by the Company to the compensation consultant, legal counsel or other advisor for all services provided to the Company and shall evaluate the independence of the compensation consultant, legal counsel or other advisor, taking into consideration structure safeguards to assure the independence of the service provider and any other considerations specified by applicable law, regulation or listing standard.

Prior to engaging or receiving advice from any such compensation consultant, legal counsel or other advisor, the Committee shall assess its independence, including, without limitation, consideration of the following factors, or such other factors as may be required by applicable rules, regulations, or listing standards:

1.	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor;

2.	The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of total revenue of such employer;

3.	The policies and procedures of the person/entity that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest;

4.	Any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the Committee;

5.	Any securities of the Company owned by the compensation consultant, legal counsel or other advisor; and

6.

Any business or personal relationship of the compensation consultant, legal counsel or other advisor or the person employing the compensation consultant, legal counsel or other advisor with an Executive Officer.

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Delegation of Duties

The Committee may delegate any or all of its responsibilities to one or more subcommittees of the Committee to the extent consistent with this Charter, the Company’s Certificate of Incorporation and Bylaws, applicable law and regulations, and Nasdaq rules or the rules of other markets in which the Company’s securities trade.

Approved: [DATE]

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